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APRIL 22, 2008

SJI ELECTS NEW DIRECTORS

[FOLSOM, NJ] – Edward J. Graham, chairman, president and CEO of South Jersey Industries (NYSE:SJI), announced that the board of directors voted to amend the company’s bylaws to increase the board size from 10 to 12 members at its April 18 meeting.  The members then elected Walter M. Higgins III and Joseph H. Petrowski to SJI’s board.
Higgins is chairman of the board of Sierra Pacific Resources of Reno, NV, the investor-owned holding company for Sierra Pacific Power Company and Nevada Power Company. The companies provide electricity to nearly 1.2 million electric customers throughout Nevada and in northeastern California. Among the communities served are Las Vegas, Reno-Sparks, Henderson, Elko and South Lake Tahoe. Sierra Pacific Power also provides natural gas to over 145,000 customers in the Reno-Sparks area.
Petrowski is president and CEO of Gulf Oil of Boston, MA, one of the Northeast's largest wholesalers of refined petroleum products. Gulf Oil owns and operates a network of storage and import terminals and supplies over 25,000 gasoline stations and delivers products and associated financial and logistical services to wholesale and retail customers.
“SJI’s new directors will bring added strength in the areas of energy, gaming markets and risk management,” said Graham. “Walt Higgins’ extensive utility experience combined with his successful leadership and progressive thinking in an era of deregulation has earned him respect in the industry. Joe Petrowski’s expertise in the energy markets as well as risk management will be a strong resource to SJI’s non-utility companies,” Graham added.
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South Jersey Industries (NYSE: SJI) is an energy services holding company for a utility and non-regulated businesses.  A member of the KLD Global Climate 100 Index, SJI offers solutions to global warming through renewable energy, clean technology and efficiency.  South Jersey Gas, one of the fastest growing natural gas utilities in the nation strongly advocates the efficient use of energy while safely and reliably delivering natural gas in southern New Jersey. South Jersey Energy Solutions, the parent of SJI’s non-regulated businesses, provides innovative, environmentally friendly energy solutions that help customers control energy costs. South Jersey Energy acquires and markets natural gas and electricity for retail customers and offers energy-related services. Marina Energy develops and operates energy projects including thermal facilities serving hot and chilled water for casinos, cogeneration facilities and landfill gas-to-electricity facilities.  South Jersey Resources Group provides wholesale commodity marketing and risk management services.  South Jersey Energy Service Plus installs, maintains and services heating, air conditioning and water heating systems, services appliances, installs solar systems and performs energy audits. For more information about SJI and its subsidiaries, visit http://www.sjindustries.com.
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